Exhibit 99.2

Dear Friends of Synlogic,

Today we have announced that our company and Mirna Therapeutics have entered into a definitive merger agreement. We have also announced that we have closed a $42 million Series C preferred stock financing by leading biotechnology investors that joined our existing ones. We’re excited about the transaction as it will provide a public platform and significant capital to help us advance our innovative platform for the discovery and development of novel Synthetic Biotic™ medicines addressing rare and more common diseases.

The combined company will be called Synlogic, and will be well funded with approximately $82M in cash expected at closing expected from the merger with the Series C. Our first clinical trial for our lead Synlogic product candidate is for the treatment of Urea Cycle Disorders and is anticipated to start mid-2017.

Our company continues to move forward, one step closer to bring Synthetic Biotic Medicines to patients in need. For more details please see the attached press release.

Best and warmest,

JC

JC Gutierrez-Ramos

President and CEO

Synlogic

Forward-Looking Statements

This communication contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements.  In addition, when or if used in this communication, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Mirna Therapeutics, Inc. (“Mirna”), Synlogic, Inc. (“Synlogic”) or the management of either company, before or after the aforementioned merger, may identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements relating to the timing and completion of the proposed merger; Mirna’s continued listing on the NASDAQ Global Market until closing of the proposed merger; the combined company’s listing on the NASDAQ Global Market after closing of the proposed merger; expectations regarding the capitalization, resources and ownership structure of the combined company; the approach Synlogic is taking to discover and develop novel therapeutics using synthetic biology; the adequacy of the combined company’s capital to support its future operations and its ability to successfully initiate and complete clinical trials; the nature, strategy and focus of the combined company; the difficulty in predicting the time and cost of development of Synlogic’s product candidates; the executive and board structure of the combined company; and expectations regarding voting by Mirna’s and Synlogic’s stockholders. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risk that the conditions to the closing of the transaction are not satisfied, including the failure to timely or at all obtain stockholder approval for the transaction; uncertainties as to the timing of the consummation of the transaction and the ability of each of Mirna and Synlogic to consummate the transaction; risks related to Mirna’s ability to correctly estimate its operating expenses and its expenses associated with the transaction; the ability of Mirna or Synlogic to protect their respective intellectual property rights; unexpected costs, charges or expenses resulting from the transaction; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; and legislative, regulatory, political and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in Mirna’s Quarterly Report on Form 10-Q filed with the SEC on May 9, 2017. Mirna can give no assurance that the conditions to the transaction will be satisfied. Except as required by applicable law, Mirna undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.  No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the United States Securities Act of 1933, as amended. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Important Additional Information Will be Filed with the SEC

In connection with the proposed transaction between Mirna and Synlogic, Mirna intends to file relevant materials with the SEC, including a registration statement that will contain a proxy statement and prospectus. MIRNA URGES INVESTORS AND STOCKHOLDERS TO READ THESE MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MIRNA, THE PROPOSED TRANSACTION AND RELATED MATTERS.  Investors and shareholders will be able to obtain free copies of the proxy statement, prospectus and other documents filed by Mirna with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov.  In addition, investors and stockholders will be able to obtain free copies of the proxy statement, prospectus and other documents filed by Mirna with the SEC by contacting Investor Relations by mail at Attn: Investor Relations, PO Box 163387, Austin, TX 78716.  Investors and stockholders are urged to read the proxy statement, prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Participants in the Solicitation

Mirna and Synlogic, and each of their respective directors and executive officers and certain of their other members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about Mirna’s directors and executive officers is included in Mirna’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 15, 2017.  Additional information regarding these persons and their interests in the transaction will be included in the proxy statement relating to the transaction when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated below.